Contact:  Barbara B. Lucas
                                                Senior Vice President
                                                Public Affairs
                                                410-716-2980

                                                Mark M. Rothleitner
                                                Vice President
                                                Investor Relations and Treasurer
                                                410-716-3979


FOR IMMEDIATE RELEASE:  Tuesday, April 20, 2004

Subject: Black & Decker Reports 69% Improvement in Earnings Per Share From Continuing Operations to a Record $0.93 for First Quarter 2004

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings from continuing operations for the first quarter of 2004 were a record $74.3 million or $0.93 per diluted share, a 69% increase over diluted earnings per share of $0.55 in the first quarter of 2003. Including discontinued operations, which reflect a net gain on the sale of discontinued operations, diluted earnings per share were $1.09 for the quarter.

     Sales from continuing operations for the first quarter of 2004 were $1.09 billion, a 16% increase over $0.94 billion for the same period last year. Sales increased 5% excluding the effects of foreign currency translation and acquisitions.

     Inventory of continuing operations was $790 million at quarter-end, virtually flat to the first quarter of 2003. Excluding the effects of foreign currency translation and acquisitions, inventory decreased approximately $80 million. Free cash flow improved $72 million over the first quarter of 2003 to negative $75 million.

                                     (more)

Page Two

     Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Our strong market positions, together with an improving economy, drove sales growth at a high single-digit rate before acquisitions in our North American businesses. We are especially pleased with results in the DEWALT Professional Products division, which answered competitive challenges with a double-digit rate of sales growth.

     "Operating margin increased more than 200 basis points, reflecting the continued success of our restructuring program and the benefit of sales volume leverage. As a result, earnings per share grew more than 19% for the eighth consecutive quarter and exceeded our initial guidance.

     "Sales in the Power Tools and Accessories segment increased 3% for the quarter, with a high single-digit rate of growth in the Americas. Sales in Europe decreased at a high single-digit rate, due to weak economic conditions and higher back orders. Segment operating profit increased 25% for the quarter, led by the North American business.

     "In the U.S., sales of DEWALT(R) professional products increased in all major distribution channels and product categories, resulting in a double-digit growth rate for the second straight quarter. DEWALT benefited from new products, such as cordless impact wrenches and reciprocating saws, as well as a line of laser optical instruments. Sales of Black & Decker consumer products increased at a low single-digit rate, with strong tool sales partly offset by unfavorable timing of orders for lawn and garden products. For the total U.S. power tools and accessories business, sell-through at large retailers grew at a double-digit rate for the third consecutive quarter.

     "Sales in the Hardware and Home Improvement segment increased 14% excluding the acquisition of Baldwin Hardware Corporation and Weiser Lock Corporation. Kwikset sales grew at a double-digit rate, driven by demand in the retail channel. Price Pfister sales rose nearly 20%, due to strong acceptance of the enhanced product offerings at a major retailer. Productivity, restructuring savings, and higher sales volume resulted in a dramatic increase in operating margin over the first quarter of 2003. Operating profit more than doubled, due to higher margins and the acquisition.

                                     (more)

Page Three

     "Sales in the Fastening and Assembly Systems segment increased 4%, led by a double-digit growth rate in Asia. Outside of Asia, industrial division sales increased at a mid-single-digit rate, and automotive division sales increased slightly despite declining automotive production. Operating profit in this segment decreased 5%, largely due to unfavorable mix and costs associated with closing a small manufacturing facility. Late in the quarter, we acquired the MasterFix Group, an industrial fastening company with operations in Europe and Asia. We expect this business to generate annualized sales of approximately $20 million.

     "Two key operating initiatives--the restructuring program and the integration of Baldwin and Weiser with our Kwikset security hardware business--are on track to meet or exceed our financial targets. The restructuring program, which began in 2002 and is in its final phase, generated approximately $20 million of savings in the quarter, and we continue to expect incremental savings of at least $45 million in 2004 and $10 million in 2005. In addition, we continue to estimate that the security hardware integration plan will yield $25 million of total annualized savings upon completion. In 2004, the plan is expected to require at least $15 million of restructuring-related expenses. Savings from the integration, however, combined with lower restructuring-related expenses, should result in a $20 million improvement in operating income in 2005 and an additional $20 million improvement in 2006.

     "Looking forward, we remain optimistic about our market positions and encouraged by the improving North American economy. For both the second quarter and the full year, we are forecasting a mid-single-digit rate of sales growth excluding currency translation and acquisitions, or a double-digit growth rate including those factors. Restructuring benefits and volume leverage should continue to improve our operating margins, and, therefore, we anticipate diluted earnings per share from continuing operations in the ranges of $1.20-to-$1.25 for the second quarter and $4.70-to-$4.85 for the full year. We continue to expect that we will convert at least 90% of full-year net earnings to free cash flow.

                                     (more)

Page Four

     "Black & Decker delivered excellent results for all key metrics--strong sales growth, higher operating margin, better free cash flow, and dramatic earnings improvement. We have a full new-product pipeline for 2004, which we will support with powerful brands, broad distribution, and industry-leading end-user focus to maintain market leadership. By combining top market positions with operating excellence, Black & Decker is benefiting from the improving economy and is in a strong position to continue delivering outstanding value to shareholders."

     The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss first-quarter results and the outlook for the remainder of 2004. Investors can listen to the conference call by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the event to assure timely access. A replay of the call will be available at www.bdk.com.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

                                      # # #

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                      Three Months Ended
                                             ---------------     ---------------
                                             March 28, 2004      March 30, 2003
                                             ---------------     ---------------

SALES                                        $      1,092.9      $        939.2
     Cost of goods sold                               690.1               603.9
     Selling, general, and
        administrative expenses                       295.1               263.0
     Restructuring and exit costs                         -                  .2
                                             ---------------     ---------------
OPERATING INCOME                                      107.7                72.1
     Interest expense (net of
        interest income)                                5.2                12.1
     Other expense                                       .8                 1.7
                                             ---------------     ---------------
EARNINGS FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                              101.7                58.3
     Income taxes                                      27.4                15.2
                                             ---------------     ---------------
NET EARNINGS FROM CONTINUING OPERATIONS                74.3                43.1
DISCONTINUED OPERATIONS (NET OF
     INCOME TAXES):
     Earnings of discontinued operations                 .6                  .3
     Gain on sale of discontinued
        operations (net of impairment
        charge of $24.4)                               11.7                   -
                                             ---------------     ---------------
NET EARNINGS FROM DISCONTINUED OPERATIONS              12.3                  .3
                                             ---------------     ---------------
NET EARNINGS                                 $         86.6      $         43.4
                                             ===============     ===============


BASIC EARNINGS PER COMMON SHARE
     Continuing operations                   $          .94      $          .55
     Discontinued operations                            .16                   -
                                             ---------------     ---------------
NET EARNINGS PER COMMON SHARE
     - BASIC                                 $         1.10      $          .55
                                             ===============     ===============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                  78.4                78.3
                                             ===============     ===============


DILUTED EARNINGS PER COMMON SHARE
     Continuing operations                   $          .93      $          .55
     Discontinued operations                            .16                   -
                                             ---------------     ---------------
NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                     $         1.09      $          .55
                                             ===============     ===============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                  79.5                78.5
                                             ===============     ===============

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                                  March 28,        December 31,
                                                       2004                2003
                                             ---------------     ---------------

ASSETS
Cash and cash equivalents                    $        321.7      $        308.2
Trade receivables                                     889.2               808.6
Inventories                                           789.7               709.9
Current assets of discontinued operations              68.6               160.2
Other current assets                                  232.4               216.1
                                             ---------------     ---------------
       TOTAL CURRENT ASSETS                         2,301.6             2,203.0
                                             ---------------     ---------------

PROPERTY, PLANT, AND EQUIPMENT                        650.7               660.2
GOODWILL                                              779.9               771.7
OTHER ASSETS                                          600.0               587.6
                                             ---------------     ---------------
                                             $      4,332.2      $      4,222.5
                                             ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                        $          4.8      $           .1
Current maturities of long-term debt                     .4                  .4
Trade accounts payable                                460.1               379.8
Current liabilities of discontinued
   operations                                          30.2                38.0
Other accrued liabilities                             757.9               893.8
                                             ---------------     ---------------
       TOTAL CURRENT LIABILITIES                    1,253.4             1,312.1
                                             ---------------     ---------------

LONG-TERM DEBT                                        922.5               915.6
DEFERRED INCOME TAXES                                 182.1               179.8
POSTRETIREMENT BENEFITS                               465.0               451.9
OTHER LONG-TERM LIABILITIES                           515.1               516.6
STOCKHOLDERS' EQUITY                                  994.1               846.5
                                             ---------------     ---------------
                                             $      4,332.2      $      4,222.5
                                             ===============     ===============

               THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)


                                                Reportable Business Segments
                                      -------------------------------------------------
                                            Power     Hardware      Fastening                Currency      Corporate,
                                          Tools &       & Home     & Assembly             Translation    Adjustments,
Three Months Ended March 28, 2004     Accessories  Improvement        Systems     Total   Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers            $689.6       $220.4         $138.4  $1,048.4         $44.5          $    -      $1,092.9
Segment profit (loss) (for Consoli-
    dated, operating income)                 74.1         31.7           18.4     124.2           3.5           (20.0)        107.7
Depreciation and amortization                19.3          7.6            4.2      31.1           1.2             2.8          35.1
Capital expenditures                         14.3          2.9            2.3      19.5            .7              .2          20.4

Three Months Ended March 30, 2003
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers            $666.4       $146.2         $133.2    $945.8         ($6.6)         $    -        $939.2
Segment profit (loss) (for Consoli-
    dated, operating income
    before restructuring and
    exit costs)                              59.5         13.0           19.3      91.8           (.2)          (19.3)         72.3
Depreciation and amortization                20.1          6.8            3.8      30.7             -             4.4          35.1
Capital expenditures                         15.2          7.3            3.5      26.0           (.2)             .2          26.0


     The reconciliation of segment profit to the Corporation's earnings from continuing operations before income taxes, in millions of dollars, is as follows:

                                                      Three Months Ended
--------------------------------------------------------------------------------
                                              March 28, 2004     March 30, 2003
--------------------------------------------------------------------------------

Segment profit for total reportable
    business segments                                 $124.2             $ 91.8
Items excluded from segment profit:
    Adjustment of budgeted foreign
      exchange rates to actual rates                     3.5                (.2)
    Depreciation of Corporate property                   (.4)               (.3)
    Adjustment to businesses' post-
       retirement benefit expenses
       booked in consolidation                            .1                3.8
    Other adjustments booked in
       consolidation directly related
       to reportable business segments                  (2.1)              (8.8)
Amounts allocated to businesses in arriving
    at segment profit in excess of (less
    than) Corporate center operating
    expenses, eliminations, and other
    amounts identified above                           (17.6)             (14.0)
--------------------------------------------------------------------------------
    Operating income before restructuring
       and exit costs                                  107.7               72.3
Restructuring and exit costs                               -                 .2
--------------------------------------------------------------------------------
    Operating income                                   107.7               72.1
Interest expense, net of interest income                 5.2               12.1
Other expense                                             .8                1.7
--------------------------------------------------------------------------------
    Earnings from continuing operations
       before income taxes                            $101.7             $ 58.3
================================================================================

BASIS OF PRESENTATION:

     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). On September 30, 2003, the Corporation acquired Baldwin Hardware Corporation and Weiser Lock Corporation. These acquired businesses are included in the Hardware and Home Improvement segment. The
Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

     In January 2004, the Corporation sold two components of its European security hardware business. The divested businesses and the remaining portion that is expected to be sold in 2004 are treated as discontinued operations in the Corporation's consolidated financial statements. Sales, segment profit, depreciation and amortization, and capital expenditures set forth in the preceding tables exclude the results of the discontinued operations.

     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2004. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

     Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:

     To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses, as well as to exclude effects of changes in foreign currency exchange rates and of acquired businesses on sales and inventories. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.

     This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Sales,  excluding  the  effects of foreign  currency  translation  and  acquired
--------------------------------------------------------------------------------
businesses:
----------

     As more fully described in this press release under the caption "Supplemental Information About Business Segments--Basis of Presentation", elements of segment profit, including sales, for units located outside of the United States are generally measured using the local currency as the functional currency. For these units, sales are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. Amounts included on the line entitled "Sales to unaffiliated customers" under the heading "Reportable Business Segments" in the first table under the caption "Supplemental Information About Business Segments" are reflected at the Corporation's budgeted rates of exchange for 2004. The reference in this press release to a 5% increase in sales, excluding the effects of foreign currency translation and acquired businesses, for the first quarter of 2004, compared to the corresponding period in 2003, is determined as follows (dollars in millions):

                                                       Three Months Ended
                                                  March 28,           March 30,
                                                       2004                2003
                                             ---------------     ---------------

    Sales                                          $1,092.9              $939.2
    Currency translation adjustment                   (44.5)                6.6
                                             ---------------     ---------------
    Sales as translated at budgeted
       rates of exchange                            1,048.4               945.8
    Sales of acquired businesses as
       translated at budgeted rates
       of exchange                                    (54.8)                  -
                                             ---------------     ---------------
    Sales excluding foreign currency
       and acquired businesses                     $  993.6              $945.8
                                             ===============     ===============


Hardware  and Home  Improvement  segment  sales,  excluding  the  effects of the
--------------------------------------------------------------------------------
acquired businesses:
-------------------

     This press release indicates that the Hardware and Home Improvement segment reported a 14% sales increase for the quarter ended March 28, 2004 as compared to the corresponding quarter in the prior year, excluding the acquisition of Baldwin and Weiser. The determination of the aforementioned growth in sales, excluding the acquisition of Baldwin and Weiser, is determined by deducting $54.1 million of sales of the acquired businesses that were recognized for the quarter ended March 28, 2004.


Inventory,  excluding the effects of foreign  currency  translation and acquired
--------------------------------------------------------------------------------
businesses:
----------

     The calculation of the $80 million reduction in inventory from continuing operations, excluding the effects of foreign currency translation and acquisitions, as of March 28, 2004 as compared to March 30, 2003, follows (dollars in millions):

                                                  March 28,           March 30,
                                                       2004                2003
                                             ---------------     ---------------

    Inventory (continuing operations)                $789.7              $788.7
    Currency translation adjustment (at
      budgeted rates of exchange)                     (36.7)                5.4
    Inventory of acquired businesses
       as translated at budgeted rates of
       exchange                                       (38.4)                  -
                                             ---------------     ---------------
    Inventory excluding foreign currency and
      acquired businesses                            $714.6              $794.1
                                             ===============     ===============


Free cash flow for the quarters ended March 28, 2004 and March 30, 2003:
-----------------------------------------------------------------------

     The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets (excluding proceeds from business sales), for the quarters ended March 28, 2004 and March 30, 2003, follows (dollars in millions):

                                                       Three Months Ended
                                                  March 28,           March 30,
                                                       2004                2003
                                             ---------------     ---------------
    Cash flow from operating activities              $(54.8)            $(120.4)
    Capital expenditures (including
       capital expenditures of
       discontinued operations)                       (20.7)              (26.4)
    Proceeds from disposals of assets                    .7                  .2
                                             ---------------     ---------------
    Free cash flow                                   $(74.8)            $(146.6)
                                             ===============     ===============